EXHIBIT 21

ALLIANT ENERGY CORPORATION

SUBSIDIARIES OF THE REGISTRANT

The following are deemed to be significant subsidiaries of Alliant Energy Corporation as of Dec. 31, 2004:

Name of Subsidiary	State of Incorporation

Interstate Power and Light Company	Iowa

Wisconsin Power and Light Company	Wisconsin

Alliant Energy Resources, Inc.	Wisconsin

Alliant Energy International, Inc.	Iowa

Grandelight Holding Limited	British Virgin Islands

WISCONSIN POWER AND LIGHT COMPANY

SUBSIDIARIES OF THE REGISTRANT

The following are deemed to be significant subsidiaries of Wisconsin Power and Light Company as of Dec. 31, 2004:

Name of Subsidiary	State of Incorporation

WPL Transco LLC	Wisconsin